Exhibit 5.1

Brent D. Fassett

(720) 566-4025

fassettbd@cooley.com

July 24, 2015

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to three million five hundred five thousand nine hundred nine (3,505,909) shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), pursuant to the Company’s 2015 Equity Incentive Plan and 2015 Non-Employee Directors’ Stock Option Plan (collectively, the “2015 Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended and Bylaws, as currently in effect, the 2015 Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2015 Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

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